UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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FOREST LABORATORIES, INC.
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FOREST LABORATORIES FILES DEFINITIVE PROXY MATERIALS FOR ANNUAL
MEETING TO BE HELD ON AUGUST 18, 2011
Sends Letter Recommending Shareholders Support its 10 Highly Qualified Director Nominees
NEW YORK, July 18, 2011 — Forest Laboratories, Inc. (NYSE: FRX) (“Forest”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (SEC) in connection with its 2011 Annual Meeting of Shareholders, which will be held on August 18, 2011. Forest shareholders of record as of the close of business on June 24, 2011 are entitled to vote at the 2011 Annual Meeting.
The Board of Directors of Forest has also sent a letter to its shareholders outlining Forest’s long history of strong execution and delivering shareholder value. The letter urges shareholders to vote for Forest’s strong slate of nominees, which includes seven incumbent directors and three new, highly qualified candidates.
For information about Forest’s 2011 Annual Meeting of Shareholders, please visit: www.FRX2011annualmeeting.com.
The text of the letter follows:
July 18, 2011
Dear Fellow Shareholders,
The Board of Directors and senior management of Forest Laboratories, Inc. are committed to moving your company forward with one clear priority: delivering value for our shareholders.
Forest Has a Long History of Strong Execution and Delivering Shareholder Value, and a New
Pipeline to Build Value in the Future
Forest’s track record of developing new products is one of the strongest in the industry. Over the last 10 years, Forest has received seven novel drug approvals, including four in the last five years, outpacing not only its specialty pharmaceutical peers but also some of the world’s largest global pharmaceutical companies.
•	In just the past 38 months, Forest has obtained five product approvals from five different divisions of the FDA and has launched Bystolic, Savella, Teflaro, Daliresp and Viibryd.

•	This year, we filed an NDA for aclidinium and will shortly file another for linaclotide.

•	Through this year’s acquisition of Clinical Data, we gained Viibryd, an exciting ready-to-launch product that returns Forest to the depression category, where the Company has long-standing expertise and had great success.

•	Today, the Company announced very positive preliminary top-line results from a Phase III study of levomilnacipran for the treatment of adults with major depressive disorder. A statistically significant improvement was achieved for levomilnacipran treated patients for all dose groups compared to placebo, a significant milestone in the ongoing development program for levomilnacipran.
In total, Forest has nine new products launching between 2008 and 2013 and six additional products in the Phase II/III pipeline expected to launch after 2014.
As detailed in the chart below, this strong execution has helped drive outsized shareholder returns:
[CHART OMITTED]
•	Forest share price performance has exceeded that of the S&P 500 over both short (one-year and three-year) and long (20-year) time periods and has outperformed the AMEX Pharmaceutical Index (DRG) over both one-year and five-year time periods.

•	In the first six months of 2011, Forest shares have gained approximately 23% compared to a 5% gain in the S&P 500.

•	Since 2005, the Company has returned $4.4 billion in capital to shareholders through repurchases.

•	Over the last 10 years, Forest has increased revenue at a compound annual growth rate of 12.1% and grown earnings per share (EPS) at a compound annual growth rate of 16.5%.
[CHARTS OMITTED]
We are proud of what we have achieved and are working diligently to ensure that we continue to grow and deliver shareholder returns in the years ahead.
2011: A Year of Strong Performance and Shareholder Returns
In fiscal 2011, we delivered very solid performance, growing net revenues by 8%, operating income by 41% and net income by 53%. The Company achieved these results notwithstanding increasing pricing pressures and emerging healthcare austerity measures.

Namenda continues to be a main driver of performance with continued strong growth. In addition, Lexapro also performed well and, along with its predecessor Celexa (citalopram), now accounts for just under one-third of antidepressant prescriptions in a market filled with generic competitors. Importantly, Bystolic, Savella, Teflaro, Viibryd and Daliresp, key long-term profit contributors, were launched successfully:
•	Sales of Bystolic, a vasodilating beta-blocker, were $264 million in fiscal 2011, and after three years on the market, it is still growing at a rate of over 30%.

•	Savella, for fibromyalgia, had sales of $90 million in fiscal 2011 and is also growing at the rate of 30%.

•	Over 1,300 hospitals have already tried Teflaro, and we expect it to be a widely used hospital antibiotic.

•	Daliresp was approved by the FDA in February as a treatment to reduce the risk of chronic obstructive pulmonary disease (COPD) exacerbations in patients with severe COPD. The COPD market is currently valued at approximately $5.5 billion.

•	Viibryd, which we purchased in April, treats depression in adults and has a favorable tolerability profile. We are optimistic about its prospects in this competitive market.

•	The Company also successfully advanced all of its pipeline products to the next stage of clinical development.
The strength of our business and balance sheet has enabled us to devote significant capital to business development opportunities while also regularly returning capital to our shareholders. In just the past year, the Company has repurchased over $1 billion in stock through accelerated share repurchase programs. In addition, the Company has an open authorization to repurchase up to an additional 27.0 million shares. Going forward, the Company has the capital to fund additional new business opportunities and execute additional share repurchases, as warranted.
Forest Has a Robust Late-Stage Pipeline, Including Our Highly Anticipated
“Next Nine” Products
Due to our success building the Lexapro and Namenda franchises, we now are at an important juncture for the Company transitioning beyond these products. Forest is not unique in facing patent cliffs — they are a fact of life in our industry and all pharmaceutical companies have to prepare for them. Your Board and management team have been proactive in planning for this loss of exclusivity over many years and have already made significant progress in creating a robust pipeline that is already delivering significant value and has the potential to deliver even greater value both in the near and long-term, with patent protection expiring after 2020.
A total of nine new products have been launched or are expected to be launched by 2013. This includes two products launched in 2009 — Bystolic and Savella — and three additional products launched in just the last six months: Teflaro, Daliresp and Viibryd. In addition, the Company expects four new launches by 2013 and has six additional products in Phase II or later that are expected to mature in 2014 and beyond. We are very excited about these new products and expect them to drive growth and diversify revenue over the long term.
Importantly, our business development activities, which to date have produced all of the products in our pipeline, are ongoing. We are continuing to screen a wealth of opportunities in the market.
Ultimately, products are the root of any pharmaceutical company’s success. Our product development and commercialization achievements, based on the sustained execution of our strategic plan, have enabled us to surpass the productivity of even the largest pharmaceutical companies.
Your Experienced Board is Committed to Getting the Job Done
Your Board is composed of experienced, independent healthcare industry, legal and financial experts and has continued to evolve to respond to the current environment. Forest is committed to maintaining a strong and independent Board to oversee management and corporate affairs, and is determined to ensure that the Company is well-positioned to execute its strategy and deliver value to shareholders.
In the past five years, Forest has added two new independent directors to its Board: Dr. Nesli J. Basgoz, the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital, joined in 2006 and Dr. Peter J. Zimetbaum, a Director of Clinical Cardiology at Beth Israel Deaconess Medical Center and an Associate Professor of Medicine at Harvard Medical School, joined in 2009. Both of these candidates have brought valuable medical experience in distinct and critical therapeutic areas.
This year, we have nominated three new highly experienced, independent directors and seven incumbent directors for election at this year’s Annual Meeting. Our new nominees — Messrs. Christopher J. Coughlin, Gerald M. Lieberman and Brenton L. Saunders — are highly accomplished professionals who, along with Forest’s seven incumbent directors, bring the critical perspective, financial acumen, operational skills, investor perspective and corporate governance experience that will be instrumental to our future growth and success as we focus on building and delivering value for all shareholders:
•	Mr. Coughlin was the Chief Financial Officer and Executive Vice President of Tyco International from 2005 to 2010 and remains an advisor to the Company. He has held a wide array of senior management positions, has a pharmaceutical background, and brings significant finance experience and compliance and corporate governance expertise. Among other things, Mr. Coughlin served as the Chief Financial Officer of Pharmacia from 1998 to 2003. He is currently serving as the lead independent director of Dun & Bradstreet, where he is a member of the Audit Committee and the Compensation and Benefits Committee, and he also serves on the board of Covidien plc, where he is the chair of its Compliance Committee.

A veteran of service and leadership on public company boards, Mr. Coughlin’s wide array of senior management positions in global companies, pharmaceutical background, finance experience and compliance and governance expertise will further equip the Board in making strategic decisions for the long-term growth of the Company.
•	Mr. Lieberman was most recently President and Chief Operating Officer of AllianceBernstein from 2004 to 2009, where he served since 1998. He brings an investment perspective and deep experience in finance, accounting and risk management. Among other things, Mr. Lieberman held a number of senior positions at Fidelity Investments from 1993 to 1998, including Chief Financial Officer and Chief of Administration, and was a member of Fidelity’s operating committee, reporting directly to the Chairman. Before joining Fidelity, Mr. Lieberman spent 14 years with Citicorp, where he served as Senior Human Resources Officer and a member of the policy committee, reporting to the Company’s Chairman and Chief Executive Officer.

Mr. Lieberman’s senior roles at AllianceBernstein and Fidelity Investments, premier investment and asset management firms, and his breadth and depth of experiences, including his finance and accounting expertise and career-long focus on risk management, enable him to provide important and valuable perspectives to the Board.

•	Mr. Saunders has been the Chief Executive Officer of Bausch + Lomb since March 2010. He brings operational experience as CEO of a global, branded healthcare company, as well as deep healthcare and pharmaceutical experience. Among other things, Mr. Saunders served as a senior executive with Schering-Plough from 2003 to 2010, most recently as President of Global Consumer Health Care. He also served as the Chief Risk Officer at Coventry Health Care between 1998 and 1999.

Given Mr. Saunders’ leadership experience as CEO of a global, branded healthcare company and deep pharmaceutical experiences, he will be an invaluable addition to the Board. In addition to his other attributes, his 15 years of senior compliance experience and broad regulatory expertise at a number of different companies, including Bausch + Lomb and Schering-Plough, will prove particularly valuable.
The full biographies of the three new candidates are contained in our proxy materials. William Candee and George Cohan will not be standing for re-election, and on behalf of the entire company, we would like to express our deepest appreciation and respect for their many contributions to Forest over the years.
YOUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR OUR
FULL SLATE OF 10 HIGHLY QUALIFIED DIRECTORS AT THE ANNUAL MEETING
Your Board rigorously and continuously analyzes Forest’s business plan in light of the competitive landscape and regularly reviews all of the strategic options for positioning Forest to create the greatest value for shareholders. We firmly believe that Forest’s current strategic plan provides a unique opportunity to deliver significant value to shareholders. Moreover, our balance sheet is strong, and we are leveraging this flexibility to generate returns for shareholders.

Icahn’s Nominees Should be Rejected
Many of you may have heard or read about efforts by Mr. Carl Icahn, a shareholder who owns approximately 7% of Forest shares, to elect four hand-picked candidates to our Board. Forest’s Board has carefully reviewed and considered Mr. Icahn’s nominees, and based on that analysis, we have concluded that his four candidates are far less qualified than our slate. Importantly, Mr. Icahn’s nominees bring no operational experience whatsoever, and two of his candidates are hopelessly conflicted by their current service as Icahn-designees on the boards of biotech companies with which we will likely compete for product opportunities.
Mr. Icahn has offered no plan or strategy for the Company that would justify installing his four hand-picked nominees to our board. Instead, he has offered baseless criticism of the Board’s handling of the federal investigation into the Company’s marketing practices and its resolution. Over the course of the entire investigation, the Board has been closely involved in evaluating and addressing these issues as they have developed, and it continues to stand behind the Company’s decision to support the challenge to the potential exclusion action by the Department of Health & Human Services, Office of Inspector General.
Our Promise to Shareholders
We welcome opportunities to engage in constructive dialogue with shareholders, and our Board and management team appreciates the public and private support for our strategy that we have received from our shareholders. We will work hard to ensure that we continue to earn your support.
Your Board and senior management team are confident that we are on the right course to deliver a highly attractive return and enduring value for our shareholders. You should be assured that we will continue to re-evaluate our strategy and progress against that ultimate objective. If we are able to manage and grow our business, realize our pipeline opportunities, and allocate our capital prudently, we will be rewarded in the marketplace.
Your Vote is Important — Please Submit the WHITE Proxy Card Today
Our upcoming Annual Meeting on August 18, 2011 is an important event in shaping Forest’s future. Forest’s Board unanimously recommends that you vote for all of our highly qualified director nominees on the WHITE proxy card. You may vote by telephone, internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any gold proxy card sent to you by Mr. Icahn or his affiliates.

On behalf of the board of directors, we thank you for your continued support of our Company.
Sincerely,
/s/
Howard Solomon
Chairman of the Board and Chief Executive Officer
/s/
Kenneth E. Goodman
Presiding Independent Director
Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on Form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.
Important Additional Information
Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18, 2011, Forest Laboratories filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix B thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:
105 Madison Avenue
New York, NY 10016
frxproxy@mackenziepartners.com
(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885
SOURCE: Forest Laboratories, Inc.
Investor Contact:
Frank J. Murdolo
Vice President — Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com
Media Contacts:
Sard Verbinnen & Co
Hugh Burns/Renee Soto/Lesley Bogdanow
1-212-687-8080
Additional Investor Contacts:
MacKenzie Partners
Dan Burch
1-212-929-5748
Charlie Koons
1-212-929-5708
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